                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                             ----------------

                               SCHEDULE 13G/A
                             (Amendment No. 3)

            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2


                                 CYCH, Inc.
                          (formerly CyberCash, Inc.)
--------------------------------------------------------------------------------
                              (Name of Issuer)


                       Common Stock, $.001 Par Value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                232462 10 1
                     ----------------------------------
                              (CUSIP Number)


                     RGC International Investors, LDC
                  c/o Rose Glen Capital Management, L.P.
                       3 Bala Plaza East, Suite 501
                            251 St. Asaphs Road
                           Bala Cynwyd, PA 19004
                          Attn: Gary S. Kaminsky
                              (610) 617-5900


                             December 31, 2001
-------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)


--------------------------

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

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                                      13G
CUSIP NO. 232462 10 1                                         PAGE 2 OF 8 PAGES


-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON/
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).

           RGC International Investors, LDC

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP                              (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
           Cayman Islands
-------------------------------------------------------------------------------
 Number of Shares             (5) SOLE VOTING POWER
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) SHARED VOTING POWER
 Person With                        0
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           N/A                                                       |_|
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON

           00
-------------------------------------------------------------------------------


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                                      13G
CUSIP NO. 232462 10 1                                         PAGE 3 OF 8 PAGES


-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON/
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).

           Rose Glen Capital Management, L.P.

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP                              (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY
-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) SOLE VOTING POWER
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) SHARED VOTING POWER
 Person With                        0
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           N/A                                                      |_|
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON

           PN
-------------------------------------------------------------------------------

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                                      13G
CUSIP NO. 232462 10 1                                         PAGE 4 OF 8 PAGES


-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON/
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).

           RGC General Partner Corp.

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP                              (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) SOLE VOTING POWER
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) SHARED VOTING POWER
 Person With                        0
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           N/A                                                      |_|
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON

           CO
-------------------------------------------------------------------------------

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                                      13G

CUSIP NO. 232462 10 1                                         PAGE 5 OF 8 PAGES

ITEM 1(a).    NAME OF ISSUER

              CYCH, Inc.
              (formerly CyberCash, Inc.)

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

              P.O. Box 3136
              Warrenton, Virginia 20188

ITEM 2(a).    NAME OF PERSON FILING
ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE
ITEM 2(c).    CITIZENSHIP

              RGC International Investors, LDC ("RGC")
              c/o SEI Fund Resources International, Ltd.
              Styne House, Upper Hatch Street
              Dublin, Ireland 2
              Cayman Islands limited duration company

              Rose Glen Capital Management, L.P. ("Rose Glen")
              3 Bala Plaza East, Suite 501
              251 St. Asaphs Road
              Bala Cynwyd, Pennsylvania 19004
              Delaware limited partnership

              RGC General Partner Corp. ("Partner")
              3 Bala Plaza East, Suite 501
              251 St. Asaphs Road
              Bala Cynwyd, Pennsylvania 19004
              Delaware corporation

              RGC is a private investment fund. Rose Glen is the investment manager of RGC, and Partner is the general partner of Rose Glen.

ITEM 2(d).    TITLE OF CLASS OF SECURITIES
              Common Stock, par value $.001 per share
              (the "Common Stock").

ITEM 2(e).    CUSIP NUMBER

              232462 10 1

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                                      13G


CUSIP NO. 232462 10 1                                         PAGE 6 OF 8 PAGES


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON
              FILING IS A:    N/A

              IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS BOX. /X/

ITEM 4.       OWNERSHIP.

              (a)    Amount beneficially owned:

                     0

              (b)    Percent of Class:

                     0.0%

              (c)    Number of shares as to which such persons have:

                     (i)     Sole power to vote or to direct the vote:

                             0

                     (ii)    Shared power to vote or to direct the vote:

                             0

                     (iii)   Sole power to dispose or to direct the
                             disposition of:

                             0

                     (iv) Shared power to dispose or to direct the disposition of:

                             0


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                                      13G
CUSIP NO. 232462 10 1                                         PAGE 7 OF 8 PAGES

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than 5% of the class of securities, check the following. |X|

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         N/A



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                                      13G
CUSIP NO. 232462 10 1                                         PAGE 8 OF 8 PAGES


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

           N/A

ITEM 10. CERTIFICATIONS.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 RGC International Investors, LDC
                                 By:    Rose Glen Capital Management, L.P.
                                        By:  RGC General Partner Corp.

Dated: February 8, 2002                     By:  /s/ Gary S. Kaminsky
                                                 -----------------------------
                                                      Gary S. Kaminsky
                                                      Managing Director

                                 Rose Glen Capital Management, L.P.
                                 By:     RGC General Partner Corp.


Dated: February 8, 2002                 By:    /s/ Gary S. Kaminsky
                                               -----------------------------
                                                    Gary S. Kaminsky
                                                    Managing Director


                                 RGC General Partner Corp.

Dated: February 8, 2002          By: /s/ Gary S. Kaminsky
                                     --------------------------------------
                                          Gary S. Kaminsky
                                          Managing Director


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                                                                      EXHIBIT A

                            JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is used in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of CYCH, Inc., and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 8th day of February, 2002.

                                      RGC International Investors, LDC

                                      By:  Rose Glen Capital Management, L.P.
                                           By:  RGC General Partner Corp.

Dated: February 8, 2002                        By:  /s/ Gary S.Kaminsky
                                                    ----------------------------
                                                        Gary S. Kaminsky
                                                        Managing Director

                                      Rose Glen Capital Management, L.P.
                                      By:  RGC General Partner Corp.

Dated: February 8, 2002                   By:   /s/ Gary S. Kaminsky
                                                ----------------------------
                                                    Gary S. Kaminsky
                                                    Managing Director


                                      RGC General Partner Corp.

Dated: February 8, 2002              By:   /s/ Gary S. Kaminsky
                                           ----------------------------
                                               Gary S. Kaminsky
                                               Managing Director